Exhibit 99.1

Diedrich Reports Quarterly Earnings of $2.99 Per Basic Share

Results Include $2.98 Per Basic Share Gain on Sale of Unit

Irvine, California, June 20, 2005 - Diedrich Coffee, Inc. (Nasdaq:DDRX) today announced operating results for the third quarter of fiscal 2005. For the twelve weeks ended March 9, 2005, the Company reported net income of $15,601,000, or $2.99 per basic share, compared to a loss of $69,000, or $0.01 net loss per basic share, for the third quarter of fiscal 2004. Results for the third quarter include an after tax gain of $2.98 per basic share from the sale of the Company’s Gloria Jean’s international operations.

The release of the quarterly results and the filing of the Company’s Form 10-Q with the SEC was delayed due to the inability of the Company’s former auditors to complete their review of the Company’s proposed restatement of prior period results to correct errors in accounting for leases and other matters. The audit process is continuing and, as discussed below, the expected impact of the non-cash bookkeeping adjustments on the Company’s financial position is relatively insignificant.

For the thirty-six weeks ended March 9, 2005, the Company reported net income of $15,652,000, or $3.01 per basic share, compared to restated net income of $287,000, or $0.06 per basic share, for the first three quarters of fiscal year 2004.

Roger Laverty, President and Chief Executive of the Company, said “This is a fresh start for Diedrich Coffee. We believe that the sale of the Gloria Jean’s international operations captured significant value for our shareholders. With over $17 million of cash, we now have resources to aggressively expand our brands in the United States, which we believe is the best market in the world for our specialty coffees. The profit contribution from the international operations was substantial, but we are excited with our prospects and we believe that successful domestic expansion can fill the void.”

Discontinued Operations / Gain on Sale

As previously announced, the Company sold its international Gloria Jean’s operations to its former Australian master franchisee on February 11, 2005. Proceeds were $16 million in cash and an additional $7,020,000 in payments to be received over the next six years under license, roasting and consulting agreements. The proceeds, net of costs of the transaction and net book value of assets sold, primarily goodwill related to the international operations, resulted in an after tax gain of $15,558,000, or $2.98 per basic share. The Company currently accounts for its international Gloria Jean’s unit as Discontinued Operations. The Company continues to own and operate the Gloria Jean’s domestic retail and wholesale business that, together with the Diedrich Coffee and Coffee People businesses, comprise Continuing Operations.

Excluding the gain on the sale of $15,558,000, or $2.98 per basic share, the earnings for the current year quarter from Discontinued Operations were $916,000, or $0.18 per basic share, compared to $640,000, or $0.12 per basic share, in the prior year quarter.

Excluding the gain on the sale of $15,558,000, or $2.99 per basic share, the earnings for the first three quarters of the current fiscal year, from Discontinued Operations were $2,629,000, or $0.51 per basic share, compared to $2,094,000, or $0.41 per basic share, for the first three quarters of fiscal year 2004.

Continuing Operations

Results from Continuing Operations for the third quarter of fiscal year 2005 were a net loss of $873,000, or $0.17 per basic share, compared to a net loss of $709,000, or $0.14 per basic share, for the prior year third quarter. Current year third quarter results declined due to decreases in wholesale sales gross margins and higher depreciation charges.

For the 36 weeks ended March 9, 2005, results from Continuing Operations were a net loss of $2,535,000, or $0.49 net loss per basic share, in the current year compared to a net loss of $1,807,000, or $0.35 net loss per basic share, for the first 36 weeks of fiscal year 2004, primarily due to increased costs to support planned domestic growth.

Revenue

Total revenue for the third quarter decreased $49,000, or 0.4%, from $11,673,000 in the third quarter of fiscal 2004 to $11,624,000 in the current year third quarter.

Retail sales declined $166,000, or 2.3%, from the third quarter of fiscal 2004 due to the sale or closure of 12 company-operated coffeehouses offset in part by same store sales increases of 2.8%, and a 35.4% increase in internet sales.

For the first three quarters of fiscal 2005, retail sales increased $76,000, or 0.3%, from the prior year. The increase was due to a same store sales increase of 5.0% and an increase of 31.5% in e-commerce sales, partially offset by the sale or closure of 13 company-operated units since the beginning of the prior year.

Wholesale sales for the quarter increased $203,000, or 6.3%. Sales to third parties increased 23.4% from the prior year quarter primarily due to strong sales performance in the Keurig “K-cup” line that increased 26.2%.

For the first three quarters of fiscal 2005, wholesale sales increased $660,000, or 6.2%, due to a 22.6% increase in sales to third party customers.

Franchise revenues decreased by $86,000, or 7.4%, for the current year quarter and $72,000, or 2.3%, for the first three quarters of the current year, compared to the fiscal 2004 third quarter and first three quarters, respectively. Compared to the prior year third quarter, the Company had four fewer domestic franchise stores and eight less compared to the three quarters of the prior year.

Costs and Expenses

Cost of sales and related occupancy costs increased, as a percentage of retail and wholesale sales, from 53.5% in last year’s third quarter to 55.1% and, for the first three quarters of the year, these costs increased from 53.2% in last year’s first three quarters to 54.0% for the first three quarters of the current year. These costs increased as a percentage of sales due to a higher mix of wholesale sales and lower mix of retail sales in the current year. Wholesale costs of sales are higher than those of retail.

Operating expenses declined as a percentage of retail and wholesale sales for the third quarter, from 36.8% of sales in last year’s quarter to 36.0% this year, and from 35.6% in the first three quarters of fiscal 2004 to 34.9% this year. The decline was primarily due a higher mix of wholesale to retail sales in the current year. Wholesale operating expenses are lower, as a percentage of sales, than those of the company-operated retail stores. In the franchise segment, operating expenses also declined due to a $148,000 decline in the year-to-year bad debt provision.

General and administrative expenses increased as a percentage of revenues from 19.9% in the third quarter of fiscal 2004 to 20.1% in the current year quarter, and from 19.1% in the first three quarters of fiscal 2004 to 20.8% in the first three quarters of the current year. The major increases were in the areas of franchise development, field supervision, construction information systems and recruiting fees, all of which expenses were incurred to provide for planned accelerated growth of company-operated and franchise stores. The increase also included a higher provision for management incentive compensation which is payable upon achievement of budgeted company goals and achievement of personal goals.

Restatement of Prior Periods

As previously reported, in the fourth quarter of fiscal 2004, the Company restated its previously issued unaudited condensed consolidated financial statements for the first three quarters of the previous fiscal year. As part of the Company’s accounting activities during its year-end audit, the Company determined that an adjustment was required to recognize $113,000 of additional franchise revenue in the first quarter of fiscal 2004 under an area development agreement that had terminated in that quarter. The Company originally recorded this franchise revenue in the fourth quarter of fiscal 2004. As a consequence, a correction of reported year-to-date income for its second and third quarters of fiscal year 2004 was also required. This adjustment had no effect on reported revenues or earnings for the 2004 fiscal year. The net effect of all of the adjustments was to increase first fiscal quarter 2004 revenue and earnings by $113,000 and to reduce fourth fiscal quarter revenue and earnings by the same amount. This adjustment increased basic and diluted net income per share by $0.02, $0.02 and $0.03 in the first, second and third quarters of fiscal 2004, respectively.

In the third fiscal quarter of fiscal 2005, the Company determined that there were errors in its accounting for leases. The Company plans to correct these errors by restating the previously issued audited financial statements for fiscal years 2002, 2003 and 2004. The restatement cannot be completed until the Company’s former independent auditors complete their audit review of the adjustments. Based on the most current data, and subject to completion of the ongoing audit, the cumulative restatement to correct the accounting is expected to be a cumulative reduction of previously reported net income through June 30, 2004 of $498,000. The restatements are expected to increase reported earnings per share for fiscal 2004 by $0.01 per basic share, increase the reported loss in fiscal 2003 by $0.02 per basic share and reduce reported earnings for fiscal 2002 by $0.06 per basic share. Reported results for the third quarter and first three quarters of fiscal 2004 are not expected to require restatement, nor are reported results for the first two quarters of fiscal 2005.

The errors in accounting for leases that will be corrected by this restatement include incorrect depreciation lives that were used to amortize leasehold improvements. Some assets were depreciated over periods that were longer than the useful lives of the assets. Errors also include some cases in which existing leasehold improvements were not retired when they were replaced by new leasehold improvements that went into service during remodeling. The errors also include several instances where “free rent” and tenant improvement allowances were not properly amortized on a straight-line-basis over the primary lease term. Unrelated offsetting errors between fiscal years in accounting for receivables and bad debts were also identified in the course of the lease accounting review. All of these errors will be corrected through the restatement.

Conference	Call

Diedrich Coffee will be discussing these financial results and related information with analysts and investors in a conference call. The conference call, hosted by Roger Laverty, CEO, and Marty Lynch, CFO, will take place on June 21, 2005 at 10:00 a.m. Pacific Time, 1:00 p.m. Eastern Time. The conference call is simultaneously being webcast by CCBN and can be accessed at Diedrich Coffee’s website at www.diedrich.com. A replay of the conference call will also be available by telephone at (888) 203-1112, pass code I.D. 8623417, from 4:00 p.m. Eastern Time on June 21, 2005 through midnight on July 5, 2005.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Gloria Jean’s Coffees, Diedrich Coffee, and Coffee People. As of the date of this release, the Company had 61 Company-operated retail outlets and 138 franchised locations located in 33 states. Diedrich Coffee also sells its coffees through more than 460 wholesale accounts including office coffee service distributors, restaurants and specialty retailers, via mail order and the Internet. For more information about Diedrich Coffee, call 800/354-5282, or visit the Company’s Web sites at www.diedrich.com, www.gloriajeans.com, or www.coffeepeople.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the ability to properly manage the repayment of the Company’s indebtedness, the successful management of Diedrich Coffee’s growth strategy, the impact of competition, the availability of working capital and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K/A for the fiscal year ended June 30, 2004.

Information Contact:
Marty Lynch, Chief Financial Officer	(949) 260-6788

DIEDRICH COFFEE, INC.

SELECTED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

(in thousands, except per share amounts)

OPERATIONS DATA:

	Twelve Weeks Ended March 9, 2005	Twelve Weeks Ended March 10, 2004	Thirty-Six Weeks Ended March 9, 2005	Thirty-Six Weeks Ended March 10, 2004
				(Restated)
Retail sales	$7,115	$7,281	$21,801	$21,725
Wholesale and other revenue	3,427	3,224	11,374	10,714
Franchise revenue	1,082	1,168	3,107	3,179

Total revenue	11,624	11,673	36,282	35,618

Cost of sales and related occupancy costs	5,807	5,616	17,913	17,257
Operating expenses	3,799	3,866	11,584	11,548
Depreciation and amortization	563	513	1,697	1,541
General & administrative expenses	2,334	2,323	7,547	6,793
Provision for asset impairment and restructuring costs	—	—	—	94
(Gain) loss on asset disposals	(2)	5	(14)	5

Total costs and expenses	12,501	12,323	38,727	37,238

Operating loss	(877)	(650)	(2,445)	(1,620)
Interest expense	(52)	(67)	(145)	(203)
Interest and other expense, net	56	9	55	17

Loss from continuing operations	(873)	(708)	(2,535)	(1,806)
Income tax provision	—	1	—	1

Net loss from continuing operations	(873)	(709)	(2,535)	(1,807)
Discontinued operations, net of tax	16,474	640	18,187	2,094

Net income (loss)	$15,601	$(69)	$15,652	$287

Basic net income (loss) per share:
Loss from continuing operations	$(0.17)	$(0.14)	$(0.49)	$(0.35)

Income from discontinued operations, net	$3.16	$0.12	$3.50	$0.41

Net income (loss)	$2.99	$(0.01)	$3.01	$0.06

Diluted net income (loss) per share:
Loss from continuing operations	$(0.17)	$(0.14)	$(0.49)	$(0.35)

Income from discontinued operations, net	$3.07	$0.12	$3.17	$0.40

Net income (loss)	$2.91	$(0.01)	$2.73	$0.06

Weighted average and equivalent shares outstanding:
Basic	5,214	5,161	5,194	5,161
Diluted	5,368	5,161	5,734	5,189

BALANCE SHEET AND RETAIL UNIT COUNT DATA:

	March 9, 2005	June 30, 2004
		(Restated)
Cash	$17,998	$1,799
Accounts receivable, net	2,315	2,337
Inventories	3,086	2,815
All other assets	22,819	18,691

Total assets	$46,218	$25,642

Accounts payable	$2,621	$2,144
Current portion of long-term debt	425	200
All other current liabilities	8,192	4,758
Long-term debt, excluding current portion	1,288	783
Deferred Rent	471	490
Other non-current liabilities	328	390
Total stockholders’ equity	32,893	16,877

Total liabilities and stockholders’ equity	$46,218	$25,642

Domestic retail units	197	200
International retail units	—	282

Total retail units (company and franchise, all brands)	197	482